Exhibit 3.1

ARTICLES OF AMENDMENT
OF
SIZELER PROPERTY INVESTORS, INC.

Sizeler Property Investors, Inc., a Maryland corporation (the "Corporation"), having its principal office in Kenner, Louisiana, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by deleting Article VII Section 3 in it entirety and inserting in lieu thereof the following:

"Until the annual election of directors by the stockholders of the Corporation in 2007 and except for the directors elected by the holders of any one or more series of preferred stock of the Corporation as provided in Section 2 of this Article VII, the directors of the Corporation shall be divided into three classes: Class I, Class II and Class III, each such class, as nearly as possible, to have the same number of directors. The term of office of the class of directors elected in 2003 shall expire at the annual election of directors by the stockholders of the Corporation at the 2006 annual meeting, the term of office of the class of directors elected in 2004 shall expire at the annual election of directors by the stockholders of the Corporation at the 2007 annual meeting, and the term of office of the class of directors elected in 2005 shall expire at the annual election of directors by the stockholders of the Corporation in 2006, or in each case thereafter when their respective successors are elected by the stockholders and qualify. At each annual election of directors by the stockholders of the Corporation beginning in 2005, the directors chosen to succeed those whose terms have expired shall be elected by the stockholders of the Corporation for a term ending at the next annual election of directors by the stockholders of the Corporation, or thereafter when their respective successors in each case are elected by the stockholders and qualify. Commencing with the annual election of directors by the stockholders of the Corporation in 2007, the classification of the Board of Directors shall terminate and all directors shall be of one class, except for the directors elected by the holders of any one or more series of preferred stock of the Corporation as provided in Section 2 of this Article VII."

SECOND: The charter of the Corporation is hereby amended by deleting Article VII Section 4 in it entirety and inserting in lieu thereof the following:

"Subject to the rights of holders of any class separately entitled to elect one or more directors, a director may be removed from office by the affirmative vote of the holders of at least 75% of the combined voting power of all shares of capital stock entitled to be cast in the election of directors voting together as a single class, at a meeting of stockholders called expressly for that purpose."

THIRD: The foregoing amendments were advised by the board of directors and approved by the stockholders of the Corporation.

IN WITNESS WHEREOF, Sizeler Property Investors, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and its Secretary on this 27th day of October, 2005, and the undersigned acknowledges the same to be the act of said Corporation, and that to the best of his knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

SIZELER PROPERTY INVESTORS, INC.

By: /s/ Thomas A. Masilla, Jr.

Thomas A. Masilla, Jr., President and Secretary